UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2012

A.P. Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
123 Saginaw Drive Redwood City CA		94063
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 366-2626

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On July 25, 2012, A.P. Pharma, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement with the purchasers set forth on Schedule A thereto (the “Securities Purchase Agreement”), pursuant to which the Company agreed to sell 102,000,000 shares of its common stock (the “Shares”) for an aggregate price of approximately $53.6 million, at a purchase price of $0.525 per Share (the “Private Placement”). The Private Placement is expected to close on July 30, 2012, subject to customary closing conditions. The proceeds to the Company from the offering, net of selling commissions, are approximately $50.7 million.

In connection with entering into the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement, dated July 25, 2012, with the purchasers named on the signature pages thereto. Under the terms of the Registration Rights Agreement, the Company has agreed to file, within 30 days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission (the “Commission”) to register for resale the Shares. The Company agreed to use reasonable best efforts to have the registration statement declared effective within 90 days of the closing of the Private Placement (or 120 days in the event the registration statement is reviewed by the Commission). If the Company fails to meet certain filing or effectiveness deadlines with respect to the registration statement or fails to keep the registration statement continuously effective for a designated time (with limited exceptions), the Company may be obligated to pay to the holders of the Shares an amount equal to 1.5% per month of such holder’s pro rata interest in the total purchase price of the Private Placement.

The foregoing is a summary of the terms of the Securities Purchase Agreement and the Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

In connection with Standard Pacific Capital Holdings LLLP’s (“Standard Pacific”) investment in the Company pursuant to the terms of the Securities Purchase Agreement, Standard Pacific will have the right to appoint a director to the Company’s Board of Directors.

ITEM 3.02	Unregistered Sales of Equity Securities

The Shares have not been registered under the Securities Act of 1933, or the Securities Act, or any state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Rule 506 of Regulation D as promulgated by the Commission under the Securities Act. Each of the purchasers represented that it was an accredited investor and that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

As described in Item 1.01 above, which is incorporated by reference into this Item 3.02, the Company has agreed to file a registration statement for the resale of the Shares. The Shares may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

ITEM 8.01	Other Events.

On July 25, 2012, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Private Placement described herein.

An updated copy of the Company’s corporate presentation is attached hereto as Exhibit 99.2.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Securities Purchase Agreement, dated July 25, 2012, among A.P. Pharma, Inc. and the purchasers named therein.

10.2	Registration Rights Agreement, dated July 25, 2012, among A.P. Pharma, Inc. and the purchasers named therein.

99.1	Press Release, dated July 25, 2012.

99.2	Corporate Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. Pharma, Inc.

Date: July 25, 2012	/s/ John B. Whelan
John B. Whelan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Securities Purchase Agreement, dated July 25, 2012, among A.P. Pharma, Inc. and the purchasers named therein.

10.2	Registration Rights Agreement, dated July 25, 2012, among A.P. Pharma, Inc. and the purchasers named therein.

99.1	Press Release, dated July 25, 2012.

99.2	Corporate Presentation.